EXCLUSIVE LICENSE AGREEMENT

Between

XENOGENICS CORPORATION

And

RUTGERS, THE STATE UNIVERSITY OF NEW JERSEY

 Xenogenics_________

 Rutgers_________

EXCLUSIVE LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and is effective as of September 30, 2010, (the “Effective Date”) by and between RUTGERS, THE STATE UNIVERSITY, having its statewide Office of Technology Commercialization at 3 Rutgers Plaza, New Brunswick, New Jersey 08901, (hereinafter referred to as “Rutgers”), and Xenogenics Corporation, a Nevada Corporation, a having a principal place of business at 68 Cumberland Street, Suite 301, Woonsocket, RI 02895 (hereinafter referred to as “Licensee”).

RECITALS

WHEREAS, certain inventions disclosed under Rutgers Docket numbers listed in Exhibit A and Exhibit B attached hereto, hereinafter collectively referred to as the “Invention” were made in the course of research at Rutgers, The State University, under the direction of Prof. Kathryn Uhrich and any other inventors of Rutgers Patent Rights (hereinafter, collectively “Inventors”);

WHEREAS, Licensee is a “small business firm” as defined in 15 U.S.C. 632;

WHEREAS, Licensee wishes to obtain certain rights from Rutgers for the commercial development, manufacture, use, and sale of the Invention, and Rutgers is willing to grant such rights on the terms and conditions set forth in this Agreement; and,

WHEREAS, Rutgers desires that the Invention be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

NOW THEREFORE, the parties agree as follows:

1.   DEFINITIONS

1.1.           “Affiliate” shall mean, with respect to any Person, any Entity, in whatever country organized, that controls, is controlled by or is under common control with such Person.  The term “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an Entity, whether through the ownership of voting securities, by contract or otherwise.

1.2.           “Confidential Information” shall mean all data, information, and tangible material owned or controlled by Rutgers and acquired by Licensee, its Affiliates or its sublicensees directly or indirectly from or through Rutgers, its units, its employees, the Inventor, or its consultants relating to the Invention, Licensed Products, or this Agreement, including but not limited to, all patent prosecution documents and all information received from Inventors as well as all Rutgers Technology.

1.3.           “Entity” shall mean any corporation, partnership, limited liability company, association, stock company, trust, joint venture, unincorporated organization, governmental entity, any department, agency or political subdivision thereof, or any other legal entity.

1.4.           “Good Faith Reasonable Efforts” shall mean those efforts that are similar to the efforts used by medical device companies generally in relation to other products under similar commercial circumstances that have similar commercial value, status and potential to a bioabsorbable stent.

1.5.           “Licensed Field” shall mean bioabsorbable stent for interventional cardiology and peripheral vascular applications.

1.6.           “Licensed Intellectual Property” shall mean such intellectual property as is listed in Exhibit A attached hereto including all issues, reissues, amendments, divisions, continuations, continuations-in-part, and corresponding foreign counterparts thereof.

 Xenogenics_________

 Rutgers_________

1.7.         “Licensed Method” shall mean any process, method, or use or practice of which would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of any issued patent claim within Rutgers Patent Rights.

1.8.         “Licensed Products” shall mean products made, made for, used or sold by Licensee or its Affiliates or sublicensees and that would infringe on at least one Valid Patent Claim of Rutgers Patent Rights or Rutgers Optional Patent Rights in the absence of a license, or that use a process, material or machine covered by a Valid Patent Claim of Rutgers Patent Rights or Rutgers Optional Patent Rights in the absence of the License.

1.9.         “Major Market Countries” shall mean Canada, the European Union Member States, Japan, and the United States of America.

1.10.       “Net Sales” shall mean the total of the gross consideration charged for Licensed Products made, used, leased, transferred, distributed, sold or otherwise disposed of by Licensee, its Subsidiaries, Affiliates, and its sublicensees, less the sum of the following actual and customary deductions (net of rebates or allowances of such deductions received) included on the invoice and actually paid: cash, trade, or quantity discounts; sales or use taxes imposed upon particular sales; import/export duties; and transportation charges.  In the event Licensee or any of its Affiliates or sublicensees makes a transfer of a Licensed Product to a third party for other than monetary consideration, or for less than fair market value, such transfer shall be considered a sale hereunder to be calculated at a fair market value for accounting and royalty purposes.  Furthermore if Licensee, its Affiliates or sublicensees commercially use Licensed Product with no expectation of subsequent royalty bearing transfer of such Licensed Product to an unaffiliated third party, such commercial use shall be considered a sale hereunder to be calculated at a fair market value for royalty and accounting purposes.  For the avoidance of doubt, any disposal of Licensed Products for or use of Licensed Products in clinical or pre-clinical trials, or as free samples (such samples to be in quantities common in the industry for this type of product) shall not give rise to any deemed sale under this Agreement.

1.11.       “Optional Rutgers Patent Rights” shall mean the intellectual property listed on Exhibit B, including all issues, reissues, amendments, divisions, continuations, continuations-in-part, and corresponding foreign counterparts thereof.

1.12.       “Patent Pending” shall mean any patent or patent application including all issues, reissues, amendments, divisions, continuations, continuations-in-part, and corresponding foreign counterparts thereof that has been filed and not yet rejected without the possibility of appealing by a competent patent authority anywhere in the world.

1.13.        “Person” shall mean any individual or entity.

1.14.       “Term” shall mean the earlier of (a) the expiration of all Valid Patent Claims in a country, or (b) ten (10) years from the date of the first commercial sale in a country.

1.15.       “Territory” shall mean all countries of the world.

1.16.       “Valid Patent Claims” shall mean any claim of any unexpired patent or Patent Pending of Licensed Intellectual Property that has not been revoked, or held to be unenforceable or invalid ay a decision of a court or other government agency, unappealable, or unappealed within the time allowed for the appeal.

2.  GRANT

2.1.         Subject to the limitations set forth in this Agreement, Rutgers hereby grants to Licensee an exclusive license to Licensed Intellectual Property in the Licensed Field to make, have made, use, import, put into use, distribute, sell and have sold Licensed Products and to practice Licensed Method in the Territory during the term of this Agreement.

 Xenogenics_________

 Rutgers_________

2.2.         Rutgers further grants to Licensee an Option, the term of which shall be six (6) months from the Effective Date (“Option Period”), for Licensee to decide whether it wants to add any patents or patent applications designated in Exhibit B as Rutgers Optional Patent Rights to the list of patents and patent applications designated in Exhibit A as Licensed Intellectual Property.  Upon expiration of the Option Period, Licensee shall have no rights whatsoever to any Rutgers Optional Patent Rights that it has not opted to include as Licensed Intellectual Property.

2.3.         If the Invention was funded by the U.S. Government, the license granted hereunder shall be subject to the overriding obligations to the U.S. Government set forth in 35 U.S.C. 200-212, and any future amendments thereto, and applicable governmental implementing regulations, as well as any other applicable governmental restrictions, if any, including, without limitation (i) to the obligation to manufacture in the United States Licensed Product intended for consumption in the United States unless a waiver is obtained, and (ii) to the royalty free non-exclusive license thereunder to which the U.S. Government is entitled.

2.4.         Rutgers expressly reserves the right to have the Invention and associated intellectual property rights licensed hereunder used for educational, research and other non-business purposes, and to publish the rights thereof.

2.5.         To the extent Rutgers, principally through the Inventors, has provided Rutgers Technology to Licensee, it is understood that at the time of disclosure to the Licensee some of the Rutgers Technology may have been made available to the public without restrictions.

3.   SUBLICENSES

3.1.         Rutgers grants to Licensee the right to grant sublicenses to third parties under any or all of the licenses granted in Article 2, provided Licensee has current exclusive rights thereto under this Agreement at the time it exercises a right of sublicense.  To the extent applicable, such sublicense shall include all of the rights of and obligations due to Rutgers (and to the United States Government) that are contained in this Agreement.

3.2.         Within thirty (30) days after execution thereof, Licensee shall provide Rutgers with a copy of each sublicense issued hereunder, and shall thereafter collect and guarantee payment of all royalties and other obligations due Rutgers relating to the sublicensees and summarize and deliver all reports due Rutgers relating to the sublicensees.  Licensee shall pay Rutgers a twenty-five percent (25%) sublicensing fee on any non-royalty consideration received from any sublicense.

4.   LICENSE ISSUE FEE, LICENSE MAINTENANCE FEES AND MILESTONE AND OTHER PAYMENTS

4.1.         Licensee shall pay to Rutgers a license issue fee of Fifty Thousand Dollars ($50,000) no later than five (5) business days from the Effective Date of this Agreement.

4.2.         Licensee shall pay Rutgers a License Maintenance Fee according to the following schedule:

4.2.1.	$0 on the first anniversary of the Effective Date

4.2.2.	$0 on the second anniversary of the Effective Date

4.2.3.	$25,000 on the third anniversary of the Effective Date

Xenogenics_________

Rutgers_________

4.2.4.	$50,000 on the fourth anniversary of the Effective Date and annually thereafter until the first commercial sale.

4.2.5.	The License Maintenance Fee is non-refundable, and shall not be off-set against future royalty payments.

4.3.         Licensee shall pay Rutgers the following Milestone Payments:

4.3.1.	$50,000 upon initiation of first-in-human clinical studies anywhere in the world for Licensed Product.

4.3.2.	$200,000 upon initiation of pivotal human clinical trial in preparation for submission of an application for market approval to a regulatory authority anywhere in the world for Licensed Product.

4.3.3.	$300,000 upon submission of application for market approval to a regulatory authority anywhere in the world for Licensed Product.

4.3.4.	$1,000,000 upon market approval by a regulatory authority anywhere in the world for Licensed Product.

4.3.5.	Fifty percent (50%) of the Milestone Payments actually received by Rutgers shall be off-set against future royalty payments.

4.3.6.
Each Milestone Payment that is owed shall be made only one time with respect to Licensed Products, regardless of how many times such Licensed Products achieves each of the indicated milestones and, no payment shall be owed for a milestone which is not reached.

5.   ROYALTIES

5.1.         Except as otherwise required by law, Licensee shall pay to Rutgers a royalty of three percent (3%) of annual Net Sales of Licensed Product.  Other transfers among Licensee, its Affiliates and sublicensees which would otherwise be royalty bearing under this Agreement shall be disregarded for purposes of computing royalties to the extent that Licensed Product subject to such sale or transfer is subsequently sold or transferred to a third party where a payment of royalty by such third party pursuant to the terms of this Agreement with respect to such sale or transfer will be required.

5.2.         Royalties payable to Rutgers shall be paid quarterly no later than forty-five (45) days after the  following dates of each calendar year:

5.2.1.	March 31st

5.2.2.	June 30th

5.2.3.	September 30th

5.2.4.	December 31st

5.3.         Each such royalty payment shall be for unpaid royalties that accrued within Licensee's most recently completed calendar quarter plus any other unpaid royalties due, but not previously paid for any reason.

 Xenogenics_________

 Rutgers_________

5.4.         A Licensed Product shall be deemed made, used, leased, transferred, sold, or otherwise disposed of at the time Licensee bills, invoices, ships, or receives payment for such Licensed Product or commercially uses product, whichever occurs first.

5.5.         Starting upon the first commercial sale of a Licensed Product, and annually thereafter, Licensee shall pay Rutgers a minimum annual royalty on the anniversary of the date of such sale as laid out below:

5.5.1.	Upon first commercial sale: $100,000

5.5.2.	First anniversary of first commercial sale: $150,000

5.5.3.	Second anniversary of first commercial sale: $200,000

5.5.4.	Third anniversary of first commercial sale: $250,000

5.5.5.	Fourth anniversary of first commercial sale and annually thereafter: $300,000

5.6.         The minimum annual royalty shall be credited against the earned royalty due and owing for the calendar year in which the minimum annual royalty is paid.

5.7.         All amounts due Rutgers shall be payable in United States Dollars in New Brunswick, New Jersey.  When Licensed Products are sold for monies other than United States Dollars, the earned royalties will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted into equivalent United States Dollars.  The exchange rate will be the United States Dollar buying rate quoted in the Wall Street Journal on the last day of the reporting period.

5.8.         Licensee shall be responsible for any and all taxes, fees, or other charges imposed by the government of any country outside the United States on the remittance of royalty income for sales occurring in any such country.  Licensee shall also be responsible for all bank transfer charges.

5.9.         If at any time legal restrictions prevent the acquisition or prompt remittance of United States Dollars by Licensee with respect to any country where a Licensed Product is sold, Licensee shall pay royalties due to Rutgers from Licensee's other sources of United States Dollars.

5.10.       In the event that any patent or any claim thereof of Licensed Intellectual Property shall be held invalid in a final decision by a court of competent jurisdiction and last resort in any country and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision with respect to such country.  Licensee shall not, however, be relieved from paying any royalties that accrued before such decision or that are based on another patent or claim not involved in such decision.

5.11.       Licensee its affiliates and its sublicensees, and Rutgers shall work cooperatively to resolve any such issue without resorting to litigation or a request for reexamination of the subject Licensed Intellectual Property by the U.S. Patent and Trademark Office or another competent jurisdictional patent agency.

6.   DILIGENCE

6.1.         Licensee, upon and after execution of this Agreement, shall use Good Faith Reasonable Efforts to develop, test, obtain any required governmental approvals, manufacture, market and sell Licensed Products in all countries of the Territory within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands.

6.2.         Licensee shall be entitled to exercise prudent and reasonable business judgment in meeting its diligence obligations in this Section 6.1.

 Xenogenics_________

 Rutgers_________

6.3.         In addition to 6.1 above, Licensee will make Good Faith Reasonable Efforts to achieve the following development milestones:

6.3.1.	raise at least five (5) million dollars in equity funding within six (6) months from the Effective Date;

6.3.2.	restart manufacturing and produce a device within twelve (12) months from the Effective Date;

6.3.3.	initiate an animal study within eighteen (18) months from the Effective Date;

6.3.4.	make a regulatory submission to support a human use clinical trial within twenty-four (24) months of the Effective Date;

6.3.5.	initiate a human use clinical trial within thirty-six (36) months of the Effective Date; and,

6.3.6.	make a regulatory submission or equivalent for marketing approval for use in humans within forty-eight (48) months from the Effective Date in at least one Major Market Country.

7.   PROGRESS AND PAYMENT REPORTS

7.1.         Beginning six (6) months after the Effective Date, and semi-annually thereafter, Licensee shall submit to Rutgers a progress report covering Licensee's activities related to the research, development and testing of all Licensed Products, and obtaining of governmental approvals necessary for marketing Licensed Products in each country of the Territory.

7.2.         The progress reports submitted under Section 7.1 shall include sufficient information to enable Rutgers to determine Licensee's progress in fulfilling its obligations under Article 6, including, but not limited to, the following topics:

7.2.1.	summary of work completed, including key scientific results, market analysis;

7.2.2.	summary of work in progress, including product development and testing and progress in obtaining government approvals;

7.2.3.	current schedule of anticipated events or milestones;

7.2.4.	market plans for introduction of Licensed Products in the Territory;

7.2.5.	summary of resources (dollar value) spent in the reporting period for research, development, and marketing of Licensed Products;

7.2.6.	activities in obtaining sublicensees and activities of sublicensees;

7.2.7.	certified financial statements as of the end of the previous calendar quarter; and,

7.2.8.	statement showing how amounts due were calculated.

7.3.         Licensee shall have a continuing responsibility to keep Rutgers informed of the large/small entity status (as defined by the United States Patent and Trademark Office) of itself and its sublicensees.

7.4.         Licensee shall report to Rutgers in its immediately subsequent progress and payment report the date of first commercial sale of each Licensed Product in each country within the Territory.

Xenogenics_________

Rutgers_________

7.5.         After the first commercial sale of a Licensed Product in the Territory, Licensee will make quarterly royalty reports to Rutgers no later than forty-five (45) days after the  following dates of each calendar year:  March 31st, June 30th, September 30th, and December 31st.  Each such royalty report will cover Licensee's most recently completed calendar quarter and will show (i) the units and gross sales and Net Sales of each type of Licensed Product sold by Licensee, its Affiliates and sublicenses on which royalties have not been paid, including a clear indication of how Net Sales were calculated; (ii) the royalties and fees, in U.S. dollars, payable hereunder, including a breakdown, where more than one patent is licensed hereunder, of how royalty income is allocated among the patents; (iii) the method used to calculate the royalty; (iv) the exchange rates used, if any; and (v) any other information relating to the foregoing reasonably requested by Rutgers.

7.6.         If no sales of Licensed Products have been made during any reporting period, a statement to this effect shall be made by Licensee.

7.7.         Licensee shall include a written statement with any additional payment or other consideration made to Rutgers pursuant to the terms of this Agreement setting forth in reasonable detail the basis for the payment and the manner in which the payment was calculated.

8.   BOOKS AND RECORDS

8.1.         Licensee shall keep and cause its Affiliates and sublicensees to keep books and records in accordance with generally accepted accounting principles accurately showing all transactions and information relating to this Agreement.  Such books and records shall be preserved for at least five (5) years from the date of the entry to which they pertain and shall be open to inspection by representatives or agents of Rutgers at reasonable times upon reasonable notice.

8.2.         The fees and expenses of Rutgers' representatives performing such an examination shall be borne by Rutgers.  However, if an error in any payment of more than five percent (5%) of such payment due is discovered, or if as a result of the examination it is determined that Licensee is in material breach of its other obligations under this Agreement, then the fees and expenses of these representatives shall be borne by Licensee, and Licensee shall promptly reimburse Rutgers for reasonably documented audit expenses as well as all overdue payment and late interest payments.

9.   TERM OF THE AGREEMENT

9.1.         Unless otherwise terminated by operation of law or by acts of the parties in accordance with the provisions of this Agreement, the Term of this Agreement shall be as defined in Section 1.14.

9.2.         Any termination or expiration of this Agreement shall not affect the rights and obligations set forth in the following Sections or Articles:  Article 1, Sections 2.4 and 2.5 of Article 2, Section 7.5 of Article 7, Article 8, this Section 9.2, Article 10, Article 12, Article 13, Article 14, Article 18, Article 23, Article 27 and Article 28.

9.3.         Any termination under this agreement shall not relieve Licensee of any obligation or liability accrued hereunder prior to such termination or rescind anything done by Licensee or any payments made to Rutgers hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of Rutgers arising under this Agreement prior to such termination.

10.   TERMINATION FOR CAUSE BY EITHER PARTY

10.1.       If one party should breach or fail to perform any provision of this Agreement, then the other party may give written notice of such default (Notice of Default) to the breaching party.  If the breaching party should fail to cure such default within ninety (90) days of notice thereof, the non-breaching party shall have the right to terminate this Agreement and the licenses herein by a second written notice (Notice of Termination) to the breaching party.  If a Notice of Termination is sent to breaching party, this Agreement shall automatically terminate on the effective date of such notice.  Termination shall not relieve breaching party of its obligation to pay all amounts due to the non-breaching party as of the effective date of termination and shall not impair any accrued rights of the non-breaching party.

Xenogenics_________

Rutgers_________

11.   VOLUNTARY TERMINATION BY LICENSEE

11.1.       Licensee shall have the right at any time to terminate this Agreement in its entirety by giving one hindered and twenty (120) days advance notice thereof in writing to Rutgers.

12.   DISPOSITION OF LICENSED PRODUCTS AND INFORMATION ON HAND UPON TERMINATION

12.1.       Upon termination of this Agreement by either party (i) Licensee shall have the privilege of disposing of all previously made or partially made Licensed Products (Licensee may complete partially made Licensed Products), but no more, within a period of one hundred and eighty (180) days after the initial notice of termination given pursuant to Section 10.1 or Section 11.1 hereunder, provided, however, that the disposition of such Licensed Products shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon; and, (ii) Licensee shall promptly return, and shall cause its Affiliates and sublicensees to return, to Rutgers all property belonging to Rutgers including without limitation, if any, that has been provided to Licensee or its Affiliates or sublicensees hereunder, and all copies and facsimiles thereof and derivatives therefrom (except that Licensee may retain one copy of written material for record purposes only, provided such material is not used by Licensee for any other purpose and is not disclosed to others).

13.   USE OF NAMES, TRADEMARKS, AND CONFIDENTIAL INFORMATION

13.1.       Nothing contained in this Agreement shall be construed as granting any right to Licensee, its Affiliates or sublicensees to use in advertising, publicity, or other promotional activities or otherwise any name, trade name, trademark, or other designation of Rutgers or any of its units (including contraction, abbreviation or simulation of any of the foregoing).  Unless required by law or consented to in advance in writing by an authorized representative of Rutgers, the use by Licensee of the name, “Rutgers, The State University” or any campus or unit of Rutgers is expressly prohibited.

14.   LIMITED WARRANTY

14.1.       Rutgers warrants to Licensee that it has the lawful right to grant this license.

14.2.       This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. RUTGERS MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.  IN NO EVENT WILL RUTGERS BE LIABLE FOR ANY INCIDENTAL, DIRECT, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS, RESULTING FROM EXERCISE OF THIS LICENSE BY OR ON BEHALF OF LICENSEE, ITS AFFILIATES OR SUBLICENSEES OR MANUFACTURE, SALE, OR USE OF THE INVENTION OR LICENSED PRODUCTS OR RUTGERS INTELLECTUAL PROPERTY LICENSED HEREUNDER.

14.3.       Nothing in this Agreement shall be construed as:

14.3.1.	a warranty or representation by Rutgers as to the validity or scope of any Rutgers Patent Rights; or

Xenogenics_________

Rutgers_________

14.3.2.
a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents or other intellectual property rights of third parties; or

14.3.3.	an obligation to bring or prosecute actions or suits against third parties except as provided in Article 17; or

14.3.4.
conferring by implication, estoppel or otherwise any license or rights under any patents or other intellectual property of Rutgers other than Rutgers Patent Rights and Rutgers Technology, regardless of whether such patents are dominant or subordinate to Rutgers Patent Rights; or

14.3.5.	an obligation to furnish any know-how not provided in Rutgers intellectual property licensed hereunder.

15.   PATENT PROSECUTION AND MAINTENANCE

15.1.       Rutgers shall diligently prosecute and maintain the United States patent applications and patents comprising Licensed Intellectual Property.  Licensee and Rutgers shall agree in advance with respect to the retaining of patent counsel to manage the Licensed Intellectual Property.  Rutgers shall keep Licensee informed and apprised of the continuing prosecution of Licensed Intellectual Property.  Licensee agrees to keep this documentation confidential.

15.2.       Rutgers shall give due consideration to amending any patent application to include claims reasonably requested by Licensee to protect Licensed Products.

15.3.       All  costs incurred by Rutgers after the Effective Date for preparing, filing, prosecuting, defending, and maintaining all United States patent applications and patents, including but not limited to declaratory judgments, interferences, oppositions, reexaminations, reissues, and all corresponding foreign patent applications and patents covered by Licensed Intellectual Property shall be borne by Licensee.  Future costs shall be payable by Licensee within thirty (30) days of the billing date.  If Licensee fails to pay patent costs in a timely manner as required in this Section, Rutgers may, at its discretion, require Licensee to pay estimated patent costs in advance.  Notwithstanding the foregoing, Licensee shall not pay patent costs on Rutgers Optional Patent Rights unless and until it exercises its option.  Should Licensee exercise its option with regard to any or all of the Rutgers Optional Patent Rights then those patents shall be included under Licensed Intellectual Property, and Licensee shall pay all patent fees related thereto as set forth in this Section 15.3.

15.4.       Licensee shall pay Rutgers for any unpaid costs incurred by Rutgers prior to the Effective Date for preparing, filing, prosecuting, defending, and maintaining all United States patent applications and patents, including but not limited to declaratory judgments, interferences, oppositions, reexaminations, reissues, and all corresponding foreign patent applications and patents covered by Licensed Intellectual Property.  Said unpaid costs incurred by Rutgers prior to the Effective Date shall not exceed One Hundred Thirty-six Thousand dollars ($136,000), and shall be payable by Licensee  the earlier of (a) within six (6) months of the Effective Date, or (b) upon the closing of an equity financing with gross proceeds equal to or greater than Five Million dollars ($5,000,000).

15.5.       Only at the request of Licensee, shall Rutgers file, prosecute, and maintain patent applications and patents covered by Licensed Intellectual Property in foreign countries.  Licensee consents to the filing of all PCT and foreign patent applications that have already been filed as of the Effective Date.  Licensee shall notify Rutgers within six (6) months of the filing of the corresponding United States application of its decision to obtain any foreign patents.  This notice shall be in writing, and shall identify the countries desired.  The absence of such a notice from Licensee shall be considered by Rutgers to be an election not to request foreign rights.

 Xenogenics_________

 Rutgers_________

15.6.       Licensee's obligation to underwrite and to pay patent prosecution costs shall continue for so long as this Agreement remains in effect, provided, however, that Licensee may terminate its obligations with respect to any given patent application or patent upon three (3) months prior written notice to Rutgers.  Rutgers shall use reasonable efforts to curtail future patent costs when such a notice is received from Licensee.  Licensee shall promptly pay patent costs which cannot be so curtailed.  Commencing on the effective date of such notice, Rutgers may continue prosecution or maintenance of such application(s) or patent(s) at its sole discretion and expense, and Licensee shall have no further right or licenses thereunder.

15.7.       Rutgers shall have the right to file patent applications at its own expense in any country or countries in which Licensee has not elected to secure patent rights or in which Licensee's patent rights hereunder have terminated, and such applications and resultant patents shall not be subject to this Agreement and may be freely licensed by Rutgers to third parties.

15.8.       In the event Rutgers licenses a party other than Licensee rights under Licensed Intellectual Property in a field other than the Licensed Field, the cost of prosecuting and maintain Licensed Intellectual Property shall be borne equally between said third party and Licensee.

16.   PATENT MARKING

16.1.       Licensee shall mark all Licensed Products made, used, sold imported, exported, or otherwise disposed of under the terms of this Agreement, in accordance with the applicable patent marking laws.

17.   PATENT INFRINGEMENT

17.1.       In the event that Licensee shall learn of the infringement of any patent licensed under this Agreement, Licensee shall notify Rutgers in writing and shall provide Rutgers with reasonable evidence of such infringement.  Both parties to this Agreement agree that during the period and in a jurisdiction where Licensee has exclusive rights under this Agreement, neither will notify a third party of the infringement of any of Rutgers Patent Rights without first obtaining consent of the other Party, which consent shall not be unreasonably denied.  Both parties shall use their best efforts in cooperation with each other to terminate such infringement without litigation.

17.2.       Licensee may request that Rutgers take legal action against the infringement of Licensed Intellectual Property.  Such request shall be made in writing, and shall include reasonable evidence of such infringement and damages to Licensee.  If the infringing activity has not been abated within ninety (90) days following the effective date of such request, Rutgers shall have the right to commence suite on its own account or refuse to commence such suit.  Rutgers shall give notice of its election in writing to Licensee within one hundred (100) days after receiving notice of such request from Licensee.  Licensee may thereafter bring suit for patent infringement if and only if Rutgers refuses to commence suite, and if the infringement occurred during the period and in jurisdiction where Licensee had exclusive rights under this Agreement.  However, in the event Licensee elects to bring suit in accordance with this paragraph, Rutgers may thereafter join such suit at its own expense.  Such legal action as is decided upon shall be at the expense of the party on account of whom suit is brought.

17.3.       Each party agrees to cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought for out-of-pocket expenses.  Such litigation shall be controlled by the party bringing the suit.  Each party may be represented by counsel of its choice at its own expense.

17.4.       All recoveries, damages and awards in any infringement suit after reimbursement of any litigation expenses of Rutgers and Licensee not previously reimbursed from a lawsuit regarding Licensed Intellectual Property shall be divided equally between Rutgers and Licensee.

Xenogenics_________

Rutgers_________

18.   INDEMNIFICATION AND INSURANCE

18.1.       To the maximum extent permitted by law, Licensee shall indemnify, hold harmless and defend Rutgers, its governors, trustees, officers, employees, students, agents and the Inventors against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys' fees) resulting from or arising out of the exercise of the rights granted under this license or any sublicense by Licensee, its Affiliates and sublicensees.  This indemnification shall include, but is not limited to, any and all claims alleging products liability.

18.2.       Throughout the term of this Agreement, and to the extent applicable from and after the date of first commercial sale of a Licensed Product, Licensee shall maintain commercially issued policies of insurance, or a program of self-insurance if such program is approved in advance in writing by an authorized representative of Rutgers, which provide coverage and limits as required by statute or as necessary to prudently insure the activities and operations of Licensee.  The commercial general liability insurance policy, or liability self-insurance program, shall include the interests of Rutgers as an additional insured and provide coverage limits of not less than $2,000,000 combined single limits as respects premises, operations, contractual liability and, if applicable, liability arising out of products and/or completed operations.  Licensee shall provide Rutgers with certificates of insurance for commercially insured policies, or a letter from Licensee’s independent auditors stating its opinion as to the adequacy of any self-insurance program.

18.3.       It is expressly agreed that the insurance or self-insurance are minimum requirements which shall not in any way limit the liability of Licensee and shall be primary coverage.  Any insurance or self-insurance program maintained by Rutgers shall be excess and noncontributory.

18.4.       Rutgers shall promptly notify Licensee in writing of any claim or suit brought against Rutgers in respect of which Rutgers intends to invoke the provisions of Article 18.  Licensee shall keep Rutgers informed on a current basis of its defense of any claims pursuant to Article 18.

19.   NOTICES

19.1.       Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person, (b) five (5) days after mailing if mailed by first-class certified mail, postage paid and deposited in the United States mail, to the respective addresses given below, or to such other address as it shall designate by written notice given to the other party, (c) on the date of delivery if delivered by express delivery service such as Federal Express or DHL or (d) or as otherwise agreed upon in writing by the parties.

In the case of Licensee:                     Xenogenics Corporation
68 Cumberland Street, Suite 301
Woonsocket, RI 02895
Tel.:  (401) 762-0045
FAX:  (401) 762-0098
Attention:  W. Gerald Newmin, Chairman & CEO

In the case of Rutgers:                       Rutgers, The State University
Office of Technology Commercialization
ASB III, 3 Rutgers Plaza
New Brunswick, NJ 08901
Attention: Director
Xenogenics_________

Rutgers_________

20.   ASSIGNABILITY

20.1.       This Agreement is binding upon and shall inure to the benefit of Rutgers, its successors and assigns, but shall be personal to Licensee and assignable by Licensee only upon the transfer or sale of all or substantially all of the assets relating to this Agreement.

21.   LATE PAYMENTS

21.1.       In the event any amounts due Rutgers hereunder, including but not limited to royalty payments, fees and patent cost reimbursements, are not received when due, Licensee shall pay to Rutgers interest charges at a rate of ten percent (10%) per annum, compounded monthly.  Such interest shall be calculated from the date payment was due until actually received by Rutgers.

22.   WAIVER

22.1.       It is agreed that failure to enforce any provisions of this Agreement by a party shall not be deemed a waiver of any breach or default hereunder by the other party.  It is further agreed that no express waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

23.   FAILURE TO PERFORM

23.1.       In the event of a failure of performance due under the terms of this Agreement, and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

24.   GOVERNING LAWS

24.1.       THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.

25.   FOREIGN GOVERNMENT APPROVAL OR REGISTRATION

25.1.       If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so and the costs in connection therewith.

26.   EXPORT CONTROL LAWS

26.1.       Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

27.   CONFIDENTIALITY

27.1.       Licensee (i) shall not use any Confidential Information except for the sole purpose of performing this Agreement, (ii) shall safeguard the same against disclosure to others with the same degree of care as it exercises with its own information of a similar nature, and (iii) shall not disclose or permit the disclosure of Confidential Information to others (except to its employees, agents or consultants who are bound to Licensee and Rutgers by a like obligation of confidentiality) without the express written permission of Rutgers, except that Licensee shall not be prevented from using or disclosing any Confidential Information:

Xenogenics_________

Rutgers_________

27.1.1.	which Licensee can demonstrate by written records was previously known to it; or

27.1.2.	which is now, or becomes in the future, information generally available to the public in the form supplied, other than through acts or omissions of Licensee; or

27.1.3.	which is lawfully obtained by Licensee from sources independent of Rutgers who were entitled to provide such information to Licensee; or

27.1.4.	which is required by law to be disclosed.

27.2.       The obligations of Licensee under this section 27.1 shall remain in effect during the term of this Agreement and for five (5) years from the date of termination or expiration of this Agreement.

28.   MISCELLANEOUS

28.1.       The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

28.2.       This Agreement will not be binding upon the parties until it has been signed below on behalf of each party by a duly authorized representative.

28.3.       No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party by a duly authorized representative.

28.4.       This Agreement embodies the entire understanding of the parties and shall supersede all previous and contemporaneous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

28.5.       Licensee shall not enter into any agreements relating to this Agreement with Inventor or other Rutgers employees or students in contravention of the legal rights or policies of Rutgers.

28.6.       In case any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, (i) such invalidity, illegality or unenforceability shall not affect any other provisions hereof, (ii) the particular provision, to the extent permitted by law, shall be reasonably construed and equitably reformed to be valid and enforceable and if the provision at issue is a commercial term, it shall be equitably reformed so as to maintain the overall economic benefits of the Agreement as originally agreed upon by the parties. and (iii) this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

28.7.       Rutgers shall have the right to terminate this Agreement forthwith by giving written notice of termination to Licensee at any time upon or after the filing by Licensee of a petition in bankruptcy or insolvency, or upon or after any adjudication that Licensee is bankrupt or insolvent, or upon or after the filing by Licensee of any petition or answer seeking judicial reorganization, readjustment or arrangement of the business of Licensee under any law relating to bankruptcy or insolvency, or upon or after the appointment of a receiver for all or substantially all of the property of Licensee, or upon or after the making of any assignment or attempted assignment for the benefit of creditors, or upon or after the institution of any proceeding or passage of any resolution for the liquidation or winding up of Licensee’s business or for termination of its corporate life.

28.8.       Neither Licensee nor its Affiliates shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the existence of an arrangement between the parties, except as required by law, without the prior written approval of Rutgers, which approval shall not be unreasonably withheld.  Notwithstanding the foregoing, Rutgers acknowledges (i) Licensee is the majority owned subsidiary of MultiCell Technologies, Inc., a publicly traded company subject to U.S. security laws and regulation by the U.S. Security and Exchange Commission (“SEC”), and (ii) MultiCell Technologies will be required to issue a press release and file a Form 8K with the SEC announcing the consummation of this Agreement between Licensee and Rutgers.

Xenogenics_________

Rutgers_________

28.9.       This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

28.10.     Nothing herein shall be deemed to constitute one party as the agent or representative of the other party or both parties as joint ventures or partners.  Each party as an independent contractor.

[This Portion of the Page Intentionally Left Blank]
Xenogenics_________

Rutgers_________

SIGNATURE PAGE

IN WITNESS WHEREOF, both Rutgers and Licensee have executed this Agreement by their duly authorized representatives.

FOR XENOGENICS CORPORATION:	FOR RUTGERS, THE STATE UNIVERSITY:

W. Gerald Newmin	Dipanjan Nag, Ph.D., MBA, CLP

Chairman & Chief Executive Officer	Executive Director, Office of Technology Commercialization
Title	Title

Date	Date

Xenogenics_________

Rutgers_________

EXHIBIT A
Licensed Intellectual Property

TITLE	Rutgers Docket	Attorney Docket	Application No./Patent No.
Medical Devices Employing Novel Polymers	PMX-018	01435.062US1	10/716,577

Polyanhydrides with Therapeutically	97-0049	01435.008US1	7,122,615
Useful Degradation Products		01435.008US2	7,534,852
		01435.008US3	12/428,088

Polyanhydride Linkers for Production of	04-028	01435.012US1	6,486,214
Drug Polymers and Drug Polymer		01435.012US3	7,666,398
Compositions Produced Thereby

Synthesis of Salicylate-based	02-052	01435.023US1	7,411,031
Polyanhydrides		01435.023US2	12/026,925

Xenogenics_________

Rutgers_________

EXHIBIT B
Optional Intellectual Property

Attorney Docket	Country	Application Number	Application Status	Patent Number
1435.006	Mexico	2001/010752	Granted	235839
1435.006	USA	09/298729	Granted	6365146
1435.007	USA	09/422295	Granted	6328988
1435.010US1	USA	09/917595	Granted	6602915
1435.013	Canada	2393676	Pending
1435.013	EPC	00982544.9-2112	Published
1435.013	Japan	2001-543098	Pending
1435.013	Mexico	2002/05769	Granted	268990
1435.013	USA	11/524664	Published
1435.014	Canada	2387558	Pending
1435.014	Hong Kong	5102868	Published
1435.014	Japan	2001-531088	Pending
1435.014	Mexico	2002/003890	Granted	232176
1435.014	USA	09/422294	Granted	6685928
1435.017	Canada	2417389	Pending
1435.017	EPC	1956013.5	Published
1435.017	Japan	2002-515320	Granted	245201
1435.017	USA	11/956189	Pending
1435.017	USA	09/917194	Granted	6689350
1435.017	USA	11/956202	Pending
1435.021	Australia	20011278052	Granted	245201
1435.021	Canada	2417388	Pending
1435.021	EPC	1956010.0	Published
1435.021	Hong Kong	3108039.3	Published
1435.021	Japan	2002-515319	Pending
1435.021	USA	09/917231	Granted	6613807
1435.021	USA	11/732653	Published
1435.022	USA	10/754900	Granted	7262221
1435.025	USA	10/913289	Granted	7396527
1435.029	Canada	2488121	Pending
1435.029	EPC	3734450.4	Published
1435.029	Japan	2004-510715	Granted	4422018
1435.029	Mexico	2004-012290	Granted	268987
1435.029	USA 1	11/006506	Granted	7470802
1435.029	USA 2	10/949955	Pending
1435.035	EPC	5712364.8	Published
1435.035	USA	10/587678	Published
1435.040	EPC	6770908.9
1435.040US	USA	11/915284
1435.042	PCT	PCT/US2007/070531	Published

PMEX Cases:

13640-00002	USA	10/503838	Pending.060US1
13640-00003	USA	10/504121	Pending.061US1
13640-00020	USA	10/716577	Pending.062US1
13640-00023	Canada	2506319	Pending.062CA1
13640-00025	EPC	3786836.1	Published.062EP1
13640-00027	Japan	2004/553918	Published.062JP1
13640-00030	USA	10/532703	Published.063US1
13640-00040	Canada	2527495	Pending.064CA1
	EPC	4816742.3	Published.064EP1
	USA	10/861881	Granted	7662864

Xenogenics_________

Rutgers_________